Exhibit 2.1

FIRST AMENDMENT TO

SECURITIES AND ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO SECURITIES AND ASSET PURCHASE AGREEMENT (this “Amendment”), is made as of December 26, 2019, by and among Kaman Aerospace Group, Inc., a Connecticut corporation (the “Buyer”), Kaman Corporation, a Connecticut corporation, for the limited purposes of Section 10.22 of the Purchase Agreement (the “Guarantor”), Bal Seal Engineering, Inc., a California corporation, or, following the consummation of the Restructuring, the limited liability company that will be the successor thereof (the “Company”), Peter J. Balsells, in his capacity as trustee of The Balsells Family Trust Dated October 1, 1985 – Trust A, as Wholly Amended And Restated June 5, 2019 (the “BF Trust”), 19650 Pauling, LLC, a California limited liability company (the “California Owned Real Property Seller”), and Pauling Properties LLC, a California limited liability company (the “Colorado Owned Real Property Seller”). All capitalized terms used herein but not defined shall have the meanings given to those terms in the Purchase Agreement.

RECITALS

WHEREAS, the Buyer, the Guarantor, the Company, the BF Trust, the California Owned Real Property Seller, and the Colorado Owned Real Property Seller entered into that certain Securities and Asset Purchase Agreement, dated as of November 4, 2019 (the “Purchase Agreement”), relating to the sale of the Company, the California Owned Real Property (which, for avoidance of doubt, shall not include the Soccer Field), and the Colorado Owned Real Property; and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed by each party hereto, the parties hereto hereby agree as follows:

1.    Closing. Clause (a) of Section 1.2 of the Purchase Agreement is hereby amended and restated as follows: “(a) on January 3, 2020; provided that all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such closing conditions) have been satisfied or, to the extent permitted by applicable law, waived; or”

2.    Independent Accounting Firm. The fourth sentence of Section 1.3(d) of the Purchase Agreement is hereby amended and restated as follows: “If the BF Trust and the Buyer have not resolved all such differences by the end of such twenty (20) day period, either the BF Trust or the Buyer shall submit within ten (10) days of the end of such period, in writing, all items set forth in the Final Closing Statement and Notice of Disagreement that remain in dispute (the “Disputed Items”) to KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm (other than PricewaterhouseCoopers LLP or its Affiliates, Ernst & Young LLP or its Affiliates, and Deloitte LLP or its Affiliates) as shall be agreed in writing by the BF Trust and the Buyer (the “Independent Accounting Firm”), to

act in its capacity as an accounting expert (and not as an arbitrator) to resolve such Disputed Items in accordance with the standards set forth in this Section 1.3 and the terms of this Agreement, including the Applicable Accounting Principles.”

3.    Notices. For purposes of Section 10.5(ii) of the Purchase Agreement, the address of the Selling Entities following the Closing is hereby amended by substituting “P.O. Box 53038” for “P.O. Box 23826.”

4.    Contribution. A new Section 6.18 is added to the Purchase Agreement as follows:

“Section 6.18    Contributions. Within a reasonable amount of time not to exceed twenty (20) Business Days of the Closing Date, the Buyer will make a contribution in cash in the name of Peter J. Balsells in the aggregate amount set forth on Exhibit A attached hereto, to be allocated in such amounts and contributed to such institutions as set forth on Exhibit A attached hereto, or, in each case, to another institution as directed in writing by BF Trust prior to the Closing (such donation to be made in accordance with the instructions set forth on Exhibit A attached hereto, as may be revised in writing by BF Trust prior to the Closing); provided that the requisite time period for making such contribution will be automatically extended to the extent reasonably necessary to comply with the donation intake approval process of the relevant institution.”

5.    Company Transaction Expenses. The proviso at the end of the definition of Company Transaction Expenses is hereby amended and restated as follows: “provided, further, that the Company Transaction Expenses shall be reduced (including, for the avoidance of doubt, to a negative number) by any reasonable and documented out-of-pocket expenses necessary to effect the Restructuring actually incurred by the BF Trust and its Affiliates, it being understood that, (x) to the extent that such expenses exceed $250,000, such amount in excess of $250,000 shall not reduce the Company Transaction Expenses and (y) to the extent Company Transaction Expenses are a negative number by application of this proviso, the resulting effect is that the Estimated Net Purchase Price Amount and Net Adjustment Amount shall be increased by such negative amount.”

6.    Continuance of Purchase Agreement; Binding Effect; Governing Law. All provisions of the Purchase Agreement shall remain in full force and effect and unchanged, except as provided herein. If any provision of this Amendment conflicts with the Purchase Agreement, the provisions of this Amendment shall control. This Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. This Amendment and all disputes or controversies arising out of or relating to this Amendment shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

7.    Counterparts. This Amendment may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PETER J. BALSELLS, in his capacity as TRUSTEE OF THE BALSELLS FAMILY TRUST DATED OCTOBER 1, 1985 – TRUST A, AS WHOLLY AMENDED AND RESTATED JUNE 5, 2019

By:	/s/ Peter J. Balsells
Name:	Peter J. Balsells
Title:	Trustee

BAL SEAL ENGINEERING, INC.

By:	/s/ Peter J. Balsells
Name:	Peter J. Balsells
Title:	Authorized Signatory

19650 PAULING, LLC

By:	/s/ Peter J. Balsells
Name:	Peter J. Balsells
Title:	Authorized Signatory

PAULING PROPERTIES LLC

By:	/s/ Peter J. Balsells
Name:	Peter J. Balsells
Title:	Authorized Signatory

[Signature Page to First Amendment to Purchase Agreement]

KAMAN AEROSPACE GROUP, INC.

By:	/s/ Richard R. Barnhart
Name:	Richard R. Barnhart
Title:	President

KAMAN CORPORATION

By:	/s/ Robert D. Starr
Name:	Robert D. Starr
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Amendment to Purchase Agreement]